Aearo Discloses Results of Operations


INDIANAPOLIS, May 15, 2003 - Aearo Corporation, one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales in the three months ended March 31, 2003 increased 8.5% to $76.7 million from $70.7 million in the three months ended March 31, 2002. Aearo also announced that net sales in the six months ended March 31, 2003 increased 9.9% to $145.4 million from $132.3 million in the six months ended March 31, 2002. The increase in net sales was primarily driven by the impact of foreign currency exchange rates, acquisitions and organic growth in the Safety Products segment.

EBITDA, defined as earnings before interest, taxes, depreciation, amortization, and other non-cash charges, increased 4.3% to $12.5 million in the three months ended March 31, 2003 from $12.0 million in the three months ended March 31, 2002. For the six months ended March 31, 2003 EBITDA increased 6.1% to $22.1 million from $20.9 million in the six months ended March 31, 2002. The increase in EBITDA was primarily driven by an improvement in gross margins as a result of ongoing productivity, the impact of foreign currency exchange rates, acquisitions and organic growth in the Safety Products segment. Gross Profit as a percentage of net sales in the three months ended March 31, 2003 improved to 48.0% as compared to 47.1% in the three months ended March 31, 2002 and Gross Profit as a percentage of net sales in the six months ended March 31, 2003 improved to 48.0% as compared to 46.9% in the six months ended March 31, 2002

The Company uses EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes EBITDA is a useful indicator of its ability to service debt, EBITDA should not be considered as a substitute for net income
(loss) determined in accordance with accounting principles generally accepted in the United States of America as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

The Company believes that the most directly comparable financial measure to EBITDA in accordance with GAAP is income before provision for income taxes. The following tables provide a reconciliation of EBITDA to income before provision for income taxes for the three and six month periods ending March 31, 2003 and 2002, respectively:

                                            Three Months Ended                      Six Months Ended
                                                March 31,                               March 31,
                                   -------------------------------------    ----------------------------------
                                           2003                2002                2003              2002
                                   -----------------    ---------------     ---------------    ---------------
EBITDA                             $         12,518     $        12,002     $       22,147     $       20,866
Depreciation                                  2,704               2,733              5,363              5,108
Amortization of intangibles                      16               1,557                132              3,116
Other non-cash charges                           32                 196                292                204
Interest                                      5,001               4,936              9,943             10,046
                                   -----------------    ----------------    ---------------    ---------------
Income before provision for        $          4,765     $         2,580     $        6,417     $        2,392
                                   =================    ================    ===============    ===============

Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.



Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

                                     # # #